Filed with the Securities and Exchange Commission on January 29, 2008
File No. 333-148733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASPENBIO PHARMA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado	84-155387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, CO 80104 (303) 794-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey G. McGonegal, Chief Financial Officer AspenBio Pharma, Inc. 1585 South Perry Street Castle Rock, CO 80104 (303) 794-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

It is requested that copies of all correspondence be sent to:

Theresa M. Mehringer, Esq.
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, No par value per share	2,547,810	$7.46	$19,006,663	$760

(1)	This registration statement relates to the resale by the selling stockholders named herein of up to 2,516,310 shares of common stock, no par value per share, of the Registrant that were acquired by the selling stockholders in a private placement that closed in December 2007 and 31,500 shares underlying Common Stock Purchase Warrants.

(2)	Based upon the estimated maximum number of shares of common stock that may be sold by the selling stockholders. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers such additional shares of the Registrant's common stock as may hereafter be issued or issuable with respect to the shares registered hereby as a result of any stock split, stock dividend, recapitalization or similar event.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of the Registrant's common stock on January 16, 2008, as reported on the NASDAQ Capital Market, which was $7.46.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or accept an offer to buy the securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2008

PROSPECTUS

2,547,810 Shares

ASPENBIO PHARMA, INC.

Common Stock

This prospectus relates to the resale by the selling shareholders of up to 2,516,310 shares of our common stock currently outstanding and 31,500 shares of our Common Stock underlying Common Stock Purchase Warrants. The shares of common stock that may be offered and sold by selling shareholders pursuant to this prospectus were acquired by the selling shareholders in a private placement in December 2007.

The selling shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling shareholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the NASDAQ under the symbol “APPY.” The last reported sales price per share of our common stock as reported by the NASDAQ on January 16, 2008, was $7.37.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January ___, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
DOCUMENTS INCORPORATED BY REFERENCE	2
NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	8
SELLING SECURITY HOLDERS	8
PLAN OF DISTRIBUTION	11
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	13

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. You should also review the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein.

ASPENBIO PHARMA, INC.

We are an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and/or that have large worldwide market potential in fields including human diagnostics. We were originally formed to produce purified proteins for diagnostic applications and have become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. We have successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species.

Our principal office is located at 1585 South Perry Street, Castle Rock, Colorado 80104, telephone number 303-794-2000. Our website is www.aspenbiopharma.com. Our website is not included as part of this prospectus.

The Offering

Common stock to be offered by the selling stockholders, assuming exercise of the 31,500 Common Shares underlying the Common Stock Purchase Warrants.	2,547,810 shares

Common stock outstanding as of January 7, 2008	31,110,385 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ Capital Market Symbol	APPY

Documents Incorporated By Reference

The SEC allows us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (filed March 30, 2007)

•	Our Quarterly Report on Form 10-QSB for the quarters ended March 31, 2007 (filed May 14, 2007), June 30, 2007 (filed August 10, 2007) and September 30, 2007 (filed November 14, 2007)

•	Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

January 16, 2008
December 27, 2007
December 26, 2007
December 21, 2007
November 27, 2007
September 28, 2007
August 23, 2007
August 20, 2007
July 27, 2007
May 17, 2007
May 8, 2007
May 3, 2007
April 20, 2007
April 9, 2007
March 20, 2007
February 27, 2007
February 22, 2007
January 24, 2007
January 16, 2007
December 26, 2006
January 3, 2007	(January 17, 2008)
(December 27, 2007)
(December 26, 2007)
(December 21, 2007)
(November 27, 2007)
(September 28, 2007)
(August 23, 2007)
(August 21, 2007)
(July 27, 2007)
(May 17, 2007)
(May 8, 2007)
(May 4, 2007)
(April 23, 2007)
(April 9, 2007)
(March 26, 2007)
(February 28, 2007)
(February 22, 2007)
(January 26, 2007)
(January 16, 2007)
(January 4, 2007)
(January 3, 2007)

•	Our Registration Statement on Form 8-A filed October 1, 2002 registering our common stock under the Securities Act of 1934, as amended by Form 8-A filed on August 27, 2007 and as amended by Form 8-A/A on August 27, 2007.

You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:

AspenBio Pharma, Inc.
1585 S. Perry Street
Castle Rock, Colorado 80104
Telephone No.: (303) 794-2000
Facsimile No.: (303) 798-8332

Where You Can Find More Information

The documents described above are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Note of Caution Regarding Forward-Looking Statements

Certain statements contained in this report that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action which we intend to pursue to achieve strategic objectives constitute forward-looking information. The sufficiency of such charges, implementation of strategies and the achievement of financial performance are each subject to numerous conditions, uncertainties, and risk factors. Factors which could cause actual performance to differ materially from these forward-looking statements, include, without limitation, management’s analysis of our assets, liabilities, and operations, delays or difficulties in obtaining FDA approvals, the ability to cost effectively produce sufficient quantities of finished products when and if the appendicitis tests are approved by the FDA, advances in competing technologies, the failure to sell date-sensitive inventory prior to its expiration, competition, new product development by competitors, which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing products, problems in collecting receivables, testing or other delays or problems in introducing our bovine pregnancy test, and difficulties in obtaining financing on an as-needed basis.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in our Form 10-KSB for the fiscal year ended December 31, 2006 and the Form 8-K filed January 17, 2008, both of which are incorporated in this document by reference. If any of the following risks identified actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS

If we fail to obtain FDA approval, we cannot market certain products in the United States.

Therapeutic or diagnostic products to be used by humans must be approved by the FDA prior to marketing and sale. This would apply to our ability to market, directly or indirectly our AppyScore™ and AppyScreen™ appendicitis tests. In order to obtain required FDA clearance, we must complete specific clinical trials and comply with specific standards; this process can take substantial amounts of time and resources to complete. Even if we complete the trials, FDA clearance is not guaranteed. The timing of such completion, submission and clearance could also impact our ability to realize market value from such tests. FDA clearance can be suspended or revoked, or we could be fined, based on a failure to continue to comply with those standards. Similar approval requirements and contingencies will also be encountered in a number of major international markets.

FDA approval is also required prior to marketing and sale for therapeutic products that will be used on animals, and can also require considerable time and resources to complete. New drugs for animals must receive New Animal Drug Application approval. This type of approval would be required for the use of our therapeutic equine and bovine protein products. The requirements for obtaining FDA approval are similar to those for human drugs described above and may require similar clinical testing. Approval is not assured and, once FDA approval is obtained, we would still be subject to fines and suspension or revocation of approval if we fail to comply with ongoing FDA requirements.

Advances in competing technologies or development of new technologies while we are securing FDA approval and / or advancing production and marketing of our appendicitis tests could impact the ability to sell our tests and / or reduce their market potential.

The development of new technologies or improvements in current technologies for diagnosing appendicitis, including CT imaging agents and products that would compete with our appendicitis tests could have an impact on our ability to sell the appendicitis tests or the sales price of the tests. This could impact our ability to market the tests and / or secure a marketing partner both of which could have an impact on the value of our appendicitis product and that impact could be substantial.

If we successfully obtain FDA clearance to market the appendicitis tests, we may experience manufacturing problems that could limit the near term growth of our revenue.

Our ability to successfully market the appendicitis tests once approved will partially depend on our ability to obtain sufficient quantities of the finished test from qualified GMP suppliers.  While we have identified and are progressing with qualified suppliers, their ability to produce tests or component parts in sufficient quantities to meet possible demand may cause delays in securing products or could force us to seek alternative suppliers. The need to locate and use alternative suppliers could also cause delivery delays for a period of time.

Our success depends on our ability to develop and commercialize new products.

Our success depends on our ability to successfully develop new products. Although we are engaged in human diagnostic antigen manufacturing operations and historically substantially all of our revenues have been derived from this business, we believe our ability to substantially increase our revenues and generate net income is contingent on successfully developing one or more of our pipeline products. Our ability to develop any of the pipeline products is dependent on a number of factors, including funding availability to complete development efforts, to adequately test and refine products, and to commercialize our products, thereby generating revenues once development efforts prove successful. We have encountered in the past and may again encounter in the future problems in the testing phase for different pipeline products, sometimes resulting in substantial setbacks in the development process. There can be no assurance that we will not encounter similar setbacks with the products in our pipeline, or that funding from outside sources and our revenues will be sufficient to bring any or all of our pipeline products to the point of commercialization. There can be no assurance that the products we are developing will work effectively in the marketplace, nor that we will be able to produce them on an economical basis.

Although we continue to operate under the Distribution Agreement with Merial, the Agreement may be considered as expired.

Our Agreement with Merial Limited (“Merial”) for SurBred™15 contemplated a product launch date of October 1, 2003. The sales goals under the Agreement state that the goals will be prorated by calendar quarter since the product launch did not occur by October 1, 2003. We are actively engaged in research and development on this product and, to date, do not have a sufficiently field tested prototype. Consequently, progress payments from Merial have been delayed, and until we reach certain milestones, continued delays in developing a prototype could result in substantial modifications to the Merial Agreement, and/or possibly cancellation. Either party could consider the Agreement expired, but both parties have continued to operate as if it were still in force. The Company is continuing the development of the product and Merial is actively involved in regular discussions and preparation to potentially introduce the product. The inability to successfully develop a prototype and/or cancellation of the Agreement could have a material adverse effect on our business plan and projected growth.

Our success will depend in part on establishing effective strategic partnerships and business relationships.

A key aspect of our business strategy is to establish strategic partnerships. We currently have license arrangements with the University of Idaho, the University of Wyoming and Washington University (St. Louis, MO). It is likely that we will seek other strategic alliances. We also intend to rely heavily on companies with greater capital resources and marketing expertise to market some of our products, such as our agreement with Merial. While we have identified certain possible candidates for other potential products, we may not reach definitive agreements with any of them. Even if we enter into these arrangements, we may not be able to maintain these collaborations or establish new collaborations in the future on acceptable terms. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us, and may involve the issuance of our securities. Our partners may decide to develop alternative technologies either on their own or in collaboration with others. If any of our partners terminate their relationship with us or fail to perform their obligations in a timely manner, or if we fail to perform our obligations in a timely manner, the development or commercialization of our technology in potential products may be affected, delayed or terminated.

We may experience manufacturing problems that limit the growth of our revenue.

We purify human and animal antigens and tumor markers as our historical revenue base. In 2006, our revenues from these sales were approximately $959,000. We intend to introduce new products with substantially greater revenue potential, including recombinant drugs for our animal health business. We currently have entered initial contracts with two manufacturing companies for initial batch and study work including one of these manufacturing partner’s who meets full cGMP requirements and is capable of large scale manufacturing batches of our recombinant drugs to expand the contractual relationship as part of the FDA approval process for our animal health business. Delays in finalizing and progressing under agreement with the cGMP facility may delay our FDA approval process and potentially delay sales of such drugs. In addition, we may encounter difficulties in production due to, among other things, the inability to obtain sufficient amounts of raw inventory, quality control, quality assurance and component supply. These difficulties could reduce sales of our products, increase our costs, or cause production delays, all of which could damage our reputation and hurt our financial condition. To the extent that we enter into manufacturing arrangements with third parties, we will depend on them to perform their obligations in a timely manner and in accordance with applicable government regulations.

Our success depends upon our ability to protect our intellectual property rights.

Our success will partially depend on our ability to obtain and enforce patents relating to our technology and to protect our trade secrets. Third parties may challenge, narrow, invalidate or circumvent our patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. Neither the U.S. Patent Office nor the courts have a consistent policy regarding breadth of claims allowed or the degree of protection afforded under many biotechnology patents.

In an effort to protect our un-patented proprietary technology, processes and know-how, we require our employees and consultants to execute confidentiality agreements. However, these agreements may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, in some situations, these agreements may conflict, or be subject to, the rights of third parties with whom our employees or consultants have previous employment or consulting relationships. Also, others may independently develop substantial proprietary information and techniques or otherwise gain access to our trade secrets. We intend to market our products in many different countries some of which we will not have patents in or applied for. Different countries have different patent rules and we may sell in countries that do not honor patents and in which the risk that our products could be copied and we would not be protected would be greater.

We may be unable to retain key employees or recruit additional qualified personnel.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. A loss of the services of our qualified personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would harm our development programs and our business.

Our competitors may have greater resources or research and development capabilities than we have, and we may not have the resources necessary to successfully compete with them.

Our business strategy has been to create a niche in the protein purification area, which is from where all of our current revenues are generated. We are aware of only one competitor commercially selling products in this area, Dr. Albert Parlow, a UCLA professor. The biotechnology business is highly competitive, and we may face increasing competition. We expect that many of our competitors will have greater financial and human resources, more experience in research and development, and more established sales, marketing and distribution capabilities than we have. In addition, the healthcare industry is characterized by rapid technological change. New product introductions or other technological advancements could make some or all of our products obsolete.

Our product liability insurance coverage may not be sufficient to cover claims.

Our insurance policies currently cover claims and liability arising out of defective products for losses up to $2 million. As a result, if a claim were to be successfully brought against us, we may not have sufficient insurance that would apply and would have to pay any costs directly, which we may not have the resources to do.

If we fail to obtain regulatory approval in foreign jurisdictions, then we cannot market our products in those jurisdictions.

We plan to market some of our products in foreign jurisdictions. Specifically, we expect that SurBred, the open cow test will be aggressively marketed in foreign jurisdictions. We may market our therapeutic products in foreign jurisdictions, as well. We may need to obtain regulatory approval from the European Union or other jurisdictions to do so and obtaining approval in one jurisdiction does not necessarily guarantee approval in another. We may be required to conduct additional testing or provide additional information, resulting in additional expenses, to obtain necessary approvals.

RISKS RELATED TO OUR SECURITIES

We will require additional capital in the future and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to your stock holdings.

We have historically needed to raise capital to fund our operating losses. We expect to continue to incur operating losses into the 2007 calendar year and possibly longer. If capital requirements vary materially from those currently planned, we may require additional capital sooner than expected. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. Any sale of a substantial number of additional shares may cause dilution to your investment and could also cause the market price of our common stock to decline.

We do not anticipate paying any dividends in the foreseeable future.

The Company does not intend to declare any dividends in the foreseeable future. Investors who require income from dividends should not purchase our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders. We will not receive any proceeds from the sale of Shares in this offering. However, if the warrants are exercised we will receive the exercise price paid upon exercise of outstanding warrants. If we receive any proceeds upon the exercise of the outstanding warrants we intend to use the proceeds for working capital and other corporate purposes. All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company.

SELLING SECURITY HOLDERS

We are registering for resale an aggregate of 2,516,310 shares of our common stock that we issued and sold for an aggregate purchase price of approximately $18.2 million to the selling stockholders identified below pursuant to separate purchase agreements, each dated as of December 21, 2007, by and between us and each of the selling stockholders. We are also registering 31,500 shares of common stock underlying warrants to purchase common stock issued to the Placement Agent in the December 2007 private placement. We are registering these shares of our common stock to permit each of the selling stockholders and their donees, pledgees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares, or interests therein, as well as any stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares, in the manner contemplated under “Plan of Distribution.”

The table below, including the footnotes, presents information regarding the selling stockholders and the shares of our common stock that were sold to the selling stockholders under the purchase agreements and that the selling stockholders may offer and sell from time to time under this prospectus. Except as set forth below, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

This table and the accompanying footnotes are prepared based in part on information supplied to us beginning on January 11, 2008 by the selling stockholders. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder and its affiliates may offer under this prospectus. The table and footnotes assume that the selling stockholders will sell all of such shares. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. We will not receive any proceeds from the resale of the common stock by the selling shareholders.

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being	Shares Beneficially Owned After Offering (1)
Selling Stockholders	Number	Percent	Offered	Number	Percent
Funds affiliated with HealthCor Management, L.P. (2)	1,100,000	3.5%	1,100,000	—	—

Funds affiliated with Ardsley Funds (3)	407,500	1.3%	407,500	—	—

Corriente Master Fund, L. P. (4)	2,809,422	9.0%	303,448	2,505,974	8.1%

Funds affiliated with 1837 Partners (5)	1,863,321	6.0%	300,000	1,563,321	5.0%

Iroquois Master Fund LTD (6)	275,862	*	275,862	—	—

Joshua Tree Capital Partners, LP (7)	1,531,378	4.9%	125,000	1,406,378	4.5%

Marion Lynton (8)	4,500	*	4,500	—	—

Oppenheimer & Co., Inc (9)	32,500	*	31,500	1,000	*

Totals	8,024,483		2,547,810	5,476,673

* Less than 1%.

(1)	Percentages are based on 31,110,385 shares of our common stock that were outstanding on January 7, 2008.

(2)	These shares are held in funds managed by HealthCor Management, L.P. as set forth below:

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being	Shares Beneficially Owned After Offering (1)
Selling Stockholders	Number	Percent	Offered	Number	Percent
HealthCor, L. P.	209,547	*	209,547	—	—

HealthCor Hybrid Offshore, LTD.	174,378	*	174,378	—	—

HealthCor Offshore, LTD	716,075	2.3%	716,075	—	—

HealthCor, L.P., HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. are the three owners of the shares set forth above. The investment manager of each of these funds is HealthCor Management, L.P. The inclusion of information herein with respect to HealthCor Management, L.P., HealthCor, L.P., HealthCor Offshore, Ltd., and HealthCor Hybrid Offshore, Ltd., shall not be considered an admission that any of such persons, for the purpose of Section 16(b) of the Exchange Act, are the beneficial owners of any shares in which such persons do not have a pecuniary interest.

(3)	These shares are held by Ardsley affiliates as set forth below:

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being	Shares Beneficially Owned After Offering (1)
Selling Stockholders	Number	Percent	Offered	Number	Percent
Ardsley Partners Fund II, L. P.	176,500	*	176,500	—	—

Ardsley Offshore Fund, LTD.	120,000	*	120,000	—	—

Ardsley Partners Institutional Fund, L. P.	111,000	*	111,000	—	—

Steven Nagel is the agent, advisor or partner of the above selling shareholders. Steven Nagel disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

(4)	Corriente Master Fund, L. P. is managed by Corriente Capital Management, L. P. its managing general partner and Corriente Advisors, LLC is its general partner.

(5)	These shares are held by 1837 Partners affiliates as set forth below:

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being	Shares Beneficially Owned After Offering (1)
Selling Stockholders	Number	Percent	Offered	Number	Percent
1837 Partners, L. P.	1,144,284	3.7%	184,170	960,114	3.1%

1837 Partner & QP, L. P.	346,560	1.1%	55,880	290,680	*

1837 Partners, Ltd.	372,477	1.2%	59,950	312,527	1.0%

B. R. Haarlow is the general partner of the above selling shareholders. B. R. Haarlow disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

(6)	Joshua Silverman has voting and interest control over these shares. Mr. Silverman disclaims beneficial ownership of these shares.

(7)	Vikas Tandon has investment discretion for the entire fund.

(8)	Marion Lynton has represented that the Selling Shareholder is not affiliated with a Broker / Dealer.

(9)	Shares owned are represented by 1,000 Common Shares and 31,500 shares underlying Common Stock Purchase Warrants, exercisable at $9.15 per share and issued in connection with the private placement in December 2007. Voting and investment control of shares is by Albert G. Lowenthal and Dennis McMamara. The Selling Shareholder is a Broker / Dealer.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under the prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person.

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $15,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company’s governing documents, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$760
Legal fees and expenses *	7,500
Accounting fees and expenses *	5,000
Printing and miscellaneous *	1,740

Total	$15,000

* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company’s best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to the Company’s best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

5.1	Opinion of Burns Figa & Will, P.C. Previously filed.

23.1	Consent of GHP Horwath, P.C., Independent Registered Public Accounting Firm. Previously filed.

23.2	Consent of Burns Figa & Will, P.C., included in Exhibit 5.1.

ITEM 17. UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

(1)     [Paragraph omitted]

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     [Paragraph omitted]

(5)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)     Incorporated annual and quarterly reports. Include the following if the registration statement specifically incorporates by reference in the prospectus all or any part of the annual report to security holders meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act:

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)     Request for acceleration of effective date or filing of registration statement becoming effective upon filing. Include the following if acceleration is requested of the effective date of the registration statement pursuant to Rule 461 under the Securities Act, if a Form S-3 or Form F-3 will become effective upon filing with the Commission pursuant to Rule 462 (e) or (f) under the Securities Act, or if the registration statement is filed on Form S-8, and:

(1)     any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or (2) the underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and (3) the benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)     Include the following in a registration statement permitted by Rule 430A under the Securities Act of 1933:

        The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Castle Rock, Colorado on January 29, 2008.

ASPENBIO PHARMA, INC.

       /s/ Richard G. Donnelly
By: Richard G. Donnelly, President, Chief Executive Officer, Principal Executive Officer

       /s/ Jeffrey G. McGonegal
By: Jeffrey G. McGonegal, Chief Financial Officer, Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* Gregory Pusey	Chairman of the Board of Directors	January 29, 2008

* Richard G. Donnelly	President, Chief Executive Officer and Director	January 29, 2008

* Gail Schoettler	Director	January 29, 2008

* Douglas Hepler	Director	January 29, 2008

* David E. Welch	Director	January 29, 2008

* /s/ Jeffrey G. McGonegal, attorney in fact, pursuant to power of attorney granted in original filing.